Exhibit 99.2

Information from the Company's Definitive Offering Memorandum Dated December 9, 2003

Additional text not included in the preliminary|Offering
Memorandum is presented in bold underlined text.

Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities.

Royalty revenues earned by Ribapharm under our ribavirin license agreements with Schering-Plough and Roche represents an important source of revenues to us. Schering-Plough markets ribavirin for use in combination with its interferon product under the trade name "Rebetol" as a therapy for the treatment of hepatitis C and Roche markets ribavirin for use in combination with its interferon product under the name "Copegus." Under the terms of their license agreements, Schering-Plough and Roche each have sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to their respective marketing of ribavirin.

Competition from generic pharmaceutical companies could have a material negative impact on our future royalty revenue. With respect to Schering-Plough, royalties will be affected by the likelihood of reduced sales by Schering-Plough as well as a reduction in the royalty rate per the license agreement. With respect to Roche, under the license agreement, introduction of generics in any market will eliminate the obligation of Roche to pay royalties for net sales in that market. Our research and development activities are largely funded by the royalties received from Schering-Plough and Roche.

Three generic pharmaceutical companies filed Abbreviated New Drug Applications, or ANDAs, with the FDA to market generic forms of ribavarin for use as part of a combination therapy for the treatment of hepatitis C. We commenced litigation to prevent the marketing of a generic form of ribavarin in the U.S. District Court for the Central District of California. In July 2003, the court issued a memorandum of decision and order granting the defendants their motion for summary judgment of non-infringement of the asserted patents in the suit brought by us.

This decision did not rule on the motion for summary judgment that the patents are invalid. This ruling permits the FDA to approve these generic companies' ANDAs, in their discretion.

Given the current status of filings with the FDA, including pending generic drug applications and a related Citizen Petition submitted by Ribapharm challenging those applications, generic competition in the United States may be imminent. Additionally, our royalty revenues have declined during 2003 due to increasing competition between Schering-Plough and Roche, Schering-Plough's provision for estimated rebates on its U.S. sales of ribavirin and changes in trade inventory levels as reported to us by Schering-Plough. We expect this revenue trend to continue for the remainder of 2003 and, prior to the introduction of generic competition for the sale of ribavirin in the United States, into 2004.   Although our financial planning has included an expectation of generic competition for ribavirin in the United States as early as the fourth quarter of 2003, a greater-than-expected erosion of royalties from the United States, or a significant decrease in royalties from expected levels for markets other than the United States, could require us to reduce research and development expenditures and other activities.

Various parties are opposing Ribapharm's ribavirin patents in actions before the European Patent Office, and Ribapharm is responding to these oppositions. While data exclusivity for the combination therapies marketed by Schering-Plough and Roche is scheduled to continue in the major markets of the European Union until 2009 for Schering-Plough and 2012 for Roche, regulatory approvals and schemes may change and/or studies regarding ribavirin in combination with interferon may be replicated, allowing earlier introduction of generics into such markets.